Exhibit 2(b)(i)

The total amount of long-term debt securities of the Group authorized under any individual agreement, other than the “Amended and Restated Trust Deed” dated September 21, 2000 relating to the Company’s euro 2,000 million Debt Issuance Program originally constituted on October 9, 1998 (incorporated by reference to Exhibit 2 to Six Continents PLC’s Annual Report on Form 20-F (File No. 1-10409), dated December 20, 2001), does not exceed 10% of the total assets of the Group on a consolidated basis. The Company agrees to furnish copies of any or all such instruments to the Securities and Exchange Commission upon request.